Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Communications Director	Investor Relations Director
Force Protection, Inc.	Force Protection, Inc.
843.574.3866	843.574.3892
tommy.pruitt@forceprotection.net	wes.harris@forceprotection.net

Force Protection Reaches Settlement of

Federal Shareholder Class and Derivative Actions

Ladson, SC (October 1, 2010) — Force Protection Inc. (NASDAQ:FRPT) announced today that it has reached an agreement to settle the consolidated shareholder securities class action entitled In re Force Protection, Inc. Securities Litigation, Consolidated Civil Action No. 2:08-cv-845-CWH, pending in the U.S. District Court for the District of South Carolina against the Company and a number of the Company’s former directors and/or officers.  The settlement amount is $24 million, a majority of which will be covered by insurance.  The settlement is subject to court approval and certain other conditions.

In addition, an agreement has been reached to settle a related shareholder derivative action entitled In re Force Protection, Inc. Derivative Litigation, Civil Action No. 2:08-1907-CWH, which is pending in the same federal court.  This settlement provides that the Company will adopt certain corporate governance practices, receive a payment of $2.25 million from insurance, and pay plaintiffs’ attorney’s fees and expenses in an amount not to exceed $2.3 million. The settlement is subject to court approval and certain other conditions.

Neither the Company nor any of its present and former directors and/or officers has admitted any wrongdoing or liability in connection with these settlements.  Additionally, the settlements provide that the parties have reached mutually agreeable resolution of these cases to avoid protracted and expensive litigation, including the outcome and risks associated with proceeding.

The Company is a party to related shareholder derivative actions pending in state courts in Nevada and South Carolina.  The Company believes that if the federal derivative settlement is approved, that settlement will extinguish these related state court derivative actions.

To reflect the net impact of the settlements, the Company currently expects to record in its 2010 third quarter earnings results a cash related charge of approximately $8.5 million.

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  The Company’s specialty vehicles, including the Buffalo, Cougar and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (“IEDs”, commonly referred to as roadside bombs).  Complementing these efforts, the Company is designing, developing and marketing new vehicle platforms (including the Ocelot and JAMMA) that provide increased modularity, speed, mobility and concealment with enhanced levels of blast- and ballistic-protection.  The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats.  In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of highly-skilled field service representatives, and advanced on and off-road driver and maintenance training programs.  For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management, and include, among other things, statements regarding the extinguishment of the related state court derivative action and the Company’s expected financial and operating results. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to:  the ability to reach a final conclusion to the aforementioned litigation; risks relating to the currently pending state court derivative lawsuits which are not being settled at this time;  the ability to effectively manage the risks in the Company’s business; and the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and as updated in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

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